                              CERTIFICATE OF AMENDMENT
                                         OF
                            CERTIFICATE OF INCORPORATION
                                         OF
                             GENESIS MEDIA GROUP, INC.


     FIRST:    That pursuant to a Unanimous Written Consent of the Board of
Directors of Genesis Media Group, Inc., a Delaware corporation, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation. The resolution setting forth the proposed amendment is as follows:

          RESOLVED, that it is advisable that the Certificate of Incorporation of this Corporation be amended by amending and restating the FIRST Article in its entirety so that, as amended and restated, said Article shall be and read in its entirety as follows:

               FIRST:  The name of the corporation is
          GenesisIntermedia.com, Inc. (hereinafter referred to as the "Corporation");

     SECOND:   That the corporation has not received any payment for any of its stock.

     THIRD:    That said amendment was duly adopted in accordance with the provisions of Section 241 of the General Corporation Law of the State of Delaware.

     FOURTH:   That the capital of said corporation shall not be reduced under or by reason of said amendment.

     IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to be executed as of this 3rd day of December, 1998.



                              By: /s/  Douglas E. Jacobson
                                  --------------------------------
                                   Name: Douglas E. Jacobson
                                   Its:  Chief Financial Officer